Exhibit 4.1

                             MONSTERDAATA.COM, INC.

             CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

                 SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

      MONSTERDAATA.COM, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that, pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation and in accordance with
Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted the following resolution establishing a series of Preferred Stock of the Corporation designated as "Series A Cumulative Convertible Preferred Stock":

                  RESOLVED, that pursuant to the authority conferred on the
            Board of Directors of this Corporation by the Certificate of Incorporation, as amended, a series of Preferred Stock, par value $.01 per share, of the Corporation is hereby established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

Series A Convertible Preferred Stock

            Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Cumulative Convertible Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting such series shall be 2,000.

            Section 2. Issuance of Additional Shares. The number of authorized shares of the Series A Preferred Stock may be reduced or eliminated by the Board of Directors of the Corporation or a duly-authorized committee thereof in compliance with the General Corporation Law of the State of Delaware stating that such reduction has been authorized, but the number of authorized shares of Series A Preferred Stock shall not be increased.

            Section 3. Certain Definitions. For purposes hereof the following definitions shall apply:

            "Board" shall mean the Board of Directors of the Corporation.

            "Business Day" shall mean any day excluding Saturday, Sunday and any day which shall be in the State of New York a legal holiday or a day on which banking institutions in the State of New York are authorized by law to close.

            "Common Stock" shall mean the Common Stock, par value $.01 per share, of the Corporation.
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            "Conversion Adjustment Condition" shall mean the receipt by the
Corporation of net proceeds of at least $5,000,000 from the private or public sale of Junior Stock issued on terms which fairly value the Corporation's Common Stock at a price in excess of $3.50 per share (or, if applicable, the adjusted value per share that proportionally reflects any stock split, combination, dividend, reclassification or similar event involving the Corporation's Common Stock, in each case in accordance with the principles set forth in Section 7).

            "Corporation" shall mean MonsterDaata.com, Inc., a Delaware corporation.

            "Issuance Date" shall mean the date of original issuance of the Series A Preferred Stock.

            "Junior Stock" shall mean the Common Stock and any shares of Preferred Stock of any series or class of the Corporation, whether presently outstanding or hereafter issued, which are by their terms expressly made junior to the shares of Series A Preferred Stock at the time outstanding as to the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and are not subject to mandatory redemption or repurchase prior to the date on which no shares of Series A Preferred Stock are outstanding.

            "Majority of the Series A Preferred Stock" shall mean more than 50% of the outstanding shares of Series A Preferred Stock.

            "Preferred Stock" shall mean the unclassified Preferred Stock, par value $.01 per share, of the Corporation.

            "Redemption Date" shall have the meaning assigned to such term in
Section 6(b) hereof.

            "Redemption Price" shall have the meaning assigned to such term in
Section 6(c) hereof.

            "Redemption Notice" shall have the meaning assigned to such term in
Section 6(d) hereof.

            "Series A Conversion Ratio" shall have the meaning assigned to such term in Section 8(b) hereof.

            "Series A Preferred Stock" shall mean the Series A Convertible Preferred Stock, par value $.01 per share, of the Corporation.

            "Supermajority of the Series A Preferred Stock" shall mean more than 90% of the outstanding shares of Series A Preferred Stock.

            "Voting Stock" shall mean any shares having general voting power in electing the Board (irrespective of whether or not at the time stock of any other class or classes has or might have voting power by reason of the occurrence of any contingency). The Common Stock is Voting Stock.


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            Section 4. Dividends.

            (a) Dividends and Distributions. Subject to the prior and superior rights of the holders of any shares of any series or class of capital stock ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive out of assets legally available for that purpose, a quarterly cumulative dividend equal to 1.5% of the then applicable liquidation preference (i.e., 6% per annum, compounded quarterly).

            (b) All dividends or distributions declared upon the Series A Preferred Stock shall be declared pro rata per share.

            Section 5. Liquidation Rights of Series A Preferred Stock. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation Event"), after payment or provision for payment of debts and other liabilities of the Corporation, the holders of the Series A Preferred Stock then outstanding shall first be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether such assets are capital, surplus, or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of Junior Stock, an amount equal to $1,000 per share (subject to appropriate adjustment to reflect any stock split, combination, reclassification or reorganization of the Series A Preferred Stock) plus an amount equal to all declared and unpaid dividends thereon. If upon any Liquidation Event, whether voluntary or involuntary, the assets to be distributed to the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such shareholders of the full preferential amounts aforesaid, then all of the assets of the Corporation to be distributed shall be so distributed ratably to the holders of the Series A Preferred Stock on the basis of the number of shares of Series A Preferred Stock held. All shares of Series A Preferred Stock shall rank as to payment, upon the occurrence of a Liquidation Event, senior to the Common Stock as provided herein and, unless the terms of such series shall provide otherwise, senior to all other series of the Corporation's preferred stock.

            Section 6. Redemption.

            (a) Restriction on Redemption and Purchase. Except as expressly provided in this Section 6, the Corporation shall not have the right to purchase, call, redeem or otherwise acquire for value any or all of the Series A Preferred Stock.

            (b) Optional Redemption. At any time after the first anniversary of the Issuance Date, the Corporation may, at its option, redeem the Series A Preferred Stock in whole, but not in part, at the Redemption Price hereinafter specified; provided, however, that the Corporation shall not redeem Series A Preferred Stock or give notice of any redemption unless the Corporation has sufficient and lawful funds to redeem all of the then outstanding Series A Preferred Stock. The date on which the Series A Preferred Stock is to be redeemed pursuant to this Section 6(b) is herein called the "Redemption Date."

            (c) Redemption Price. The Redemption Price of the Series A Preferred Stock (the "Redemption Price") shall be an amount per share equal to $1,100 (subject to appropriate adjustment to reflect any stock split, combination, reclassification or reorganization of the Series A Preferred Stock) plus all declared and unpaid dividends thereon, to and including the Redemption Date.


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

            (d) Redemption Notice. The Corporation shall, not less than thirty
(30) days nor more than sixty (60) days prior to the Redemption Date, give written notice ("Redemption Notice") to each holder of record of Series A Preferred Stock to be redeemed. The Redemption Notice shall state:

                  (1) that all of the outstanding shares of Series A Preferred Stock are to be redeemed and the total number of shares being redeemed;

                  (2) the number of shares of Series A Preferred Stock held by the holder which the Corporation intends to redeem;

                  (3)   the Redemption Date and Redemption Price;

                  (4) that the holder's right to convert the Series A Preferred Stock into shares of the Common Stock as provided in Section 8 hereof will terminate on the Redemption Date; and

                  (5) the time, place and manner in which the holder is to surrender to the Corporation the certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

            (e) Payment of Redemption Price and Surrender of Stock. On the Redemption Date, the Redemption Price of the Series A Preferred Stock scheduled to be redeemed or called for redemption shall be payable to the holders of the Series A Preferred Stock. On or before the Redemption Date, each holder of Series A Preferred Stock to be redeemed, unless the holder has exercised his right to convert the shares as provided in Section 8 hereof, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person or entity whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired.

            (f) Termination of Rights. If the Redemption Notice is duly given, and, if at least ten (10) days prior to the Redemption Date, the Redemption Price is either paid or made available for payment through the arrangement specified in subsection (g) below, then notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock so called or scheduled for redemption have not been surrendered, all rights with respect to such shares shall forthwith after the Redemption Date cease and terminate, except only (i) the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor or (ii) the right to receive shares of Common Stock upon exercise of the conversion rights provided in Section 8 hereof on or before the Redemption Date.

            (g) Deposit of Funds. At least ten (10) days prior to the Redemption Date, the Corporation shall deposit with any bank or trust company in New York, New York, a sum equal to the aggregate Redemption Price of all shares of the Series A Preferred Stock scheduled to be redeemed or called for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay the Redemption Price to the respective holders upon the surrender of their share certificates. The deposit shall constitute full payment for the shares of Series A Preferred Stock to the holders thereof, and from and after the later of the date of such deposit and the Redemption Date, the shares of Series A Preferred Stock shall be deemed to be


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redeemed and no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such shares of Series A Preferred Stock and shall have no rights with respect thereto, except the right to receive from the back or trust company payment of the Redemption Price of the shares of Series A Preferred Stock, without interest, upon surrender of their certificates therefor and the right, prior to the Redemption Date, to convert such shares of Series A Preferred Stock into shares of Common Stock as provided in Section 8 hereof. Any monies so deposited and unclaimed at the end of one year from the Redemption Date shall be released or repaid to the Corporation, after which time the holder of shares of Series A Preferred Stock called for redemption shall be entitled to receive payment of the Redemption Price only from the Corporation.

            Section 7. Voting Rights.

            (a) Series A Preferred Stock. Except as set forth in paragraph (b) of this Section, the holders of Series A Preferred Stock shall have no voting rights on any matters.

            (b) Amendment of Certificate of Incorporation. Any amendment to the Certificate of Incorporation of the Corporation that adversely affects the conversion terms or other economic rights or preferences of the Series A Preferred Stock shall require the approval of the holders of a Supermajority of the Series A Preferred Stock. The adoption of a Certificate of Designations for a senior class of Preferred Stock by itself shall be deemed to not constitute an amendment to the Certificate of Incorporation of the Corporation for the purposes of this Section.

            Section 8. Conversion. The holders of Series A Preferred Stock shall have the following conversion rights:

            (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at any time at the option of the holder thereof, into validly issued, fully paid and nonassessable shares of Common Stock.

            (b) Series A Conversion Ratio. Each share of Series A Preferred Stock shall be convertible into shares of Common Stock at a ratio (the "Series A Conversion Ratio") equal to 300 shares of Common Stock for each share of Series A Preferred Stock, subject to adjustment as hereinafter provided; provided, however, that if the Conversion Adjustment Condition has not been satisfied on or prior to February 28, 2000, the Series A Conversion Ratio shall be equal to 450 shares of Common Stock for each outstanding share of Series A Preferred Stock from and after such February 28, 2000 date, subject to adjustment as hereinafter provided.

            (c) Dividends Upon Conversion. Upon conversion, all accrued and unpaid dividends (whether or not declared), if any, on the Series A Preferred Stock shall be canceled.

            (d) Automatic Conversion.

                  (1) The Series A Preferred Stock will be automatically converted into shares of Common Stock (i) in the event of (A) any consolidation or merger of the Corporation with or into any other unrelated corporation or other entity in which the Corporation is not the surviving entity, or any other corporate reorganization or transaction or series of related transactions by the Corporation in which in excess of 75% of the Corporation's voting power is transferred to an unrelated person or entity, or (B) a sale or other disposition of all or substantially all of the assets of the Corporation (any such event in (A) or (B), a "Merger Transaction")


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

or (ii) upon receipt by the Corporation of a written notice from the holders of a Supermajority of the Series A Preferred Stock electing to convert their shares of Series A Preferred Stock.

                  (2) Upon the occurrence of any of the events specified in paragraph (d)(1) above, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder thereof notifies the Corporation or its transfer agent that such certificates have been lost, stolen, mutilated or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred Stock, the holders of Series A Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series A Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the share of Series A Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

            (e) Mechanics of Conversion. Each holder of Series A Preferred Stock that desires to convert its shares of Series A Preferred Stock into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted. Thereupon the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted, and the person or entity entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. In the event that a notice to convert is given following a Redemption Notice and such redemption is not consummated, the conversion shall, at the option of the holder of the Series A Preferred Stock who tendered for conversion, be voidable and such holder shall have the right to maintain ownership of the shares of Series A Preferred Stock tendered for conversion.

            (f) Adjustment for Stock Splits and Combinations. If the Corporation at any time or from time to time after the Issuance Date effects a subdivision of the outstanding Common Stock, the Series A Conversion Ratio then in effect immediately before that subdivision shall be proportionately increased (and the Series A Conversion Ratio that would apply after February 28, 2000, if the Conversion Adjustment Condition is not satisfied, shall be proportionately increased), and conversely, if the Corporation at any time or from time to time after the Issuance Date combines the outstanding shares of Common Stock into a smaller number of shares, the Series A Conversion Ratio then in effect immediately before the combination shall be proportionately decreased (and the Series A Conversion Ratio that would apply after February 28, 2000, if the Conversion Adjustment Condition is not satisfied, shall be proportionately decreased). Any adjustment under this subsection (f) shall become effective at the close of business on the date the subdivision or combination becomes effective.

            (g) Adjustment for Certain Dividends and Distributions. If the Corporation at any time or from time to time after the Issuance Date makes, or fixes a record date for the determination of holders of Common


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Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Series A Conversion Ratio then in effect shall be increased (and the Series A Conversion Ratio that would apply after February 28, 2000, if the Conversion Adjustment Condition is not satisfied, shall be proportionately increased) as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series A Conversion Ratio then in effect by a fraction (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution, and
(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; provided, however, that, if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Ratio shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Ratio shall be adjusted pursuant to this subsection (g) as of the time of actual payment of such dividends or distributions.

            (h) Adjustment for Reclassification, Exchange and Substitution. In the event that at any time or from time to time after the Issuance Date, the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares of stock dividend or a reorganization, merger, consolidation or sale or assets, provided for elsewhere in this Section
8), then and in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such Series A Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change, by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein.

            (i) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series A Conversion Ratio, the Corporation, at its expense, shall cause its Chief Financial Officer or Chief Accounting Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by certified mail, return receipt requested, postage prepaid, to cash registered holder of Series A Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the Series A Conversion Ratio at the time in effect and (2) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred Stock.

            (j) Fractional Shares. No fractional shares of Common Stock shall be issuable upon conversion of the Series A Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock on the date of conversion, as determined in good faith by the Board.

            (k) Reservation of Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of


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Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock.

            (l) Notices. Any notice required or permitted by this Section 8 or any other provision hereof to be given shall be deemed sufficient and effective when received if in writing and sent by hand delivery, overnight courier or certified or registered mail, return receipt requested, postage prepaid, and addressed (x) to a holder of record of Series A Preferred Stock at the address of such holder appearing on the books of the Corporation, or (y) to the Corporation at 115 Stevens Avenue, Valhalla, NY, 10595 or (z) to the Corporation or any such holder, at any other address for the giving of notice specified in a written notice given to the other.

            (m) Payment of Taxes and Other Charges. The Corporation will pay all taxes (other than taxes based upon income) and other governmental or third party charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock, including, without limitation, any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered.

            Section 9. No Amendment or Impairment. The Corporation shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation.

            Section 10. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

            Section 11. Outstanding Shares. For the purpose of this Certificate of Designations, all shares of Series A Preferred Stock issued shall be deemed outstanding except (i) from the date, or the deemed date, of surrender of certificates evidencing shares of Series A Preferred Stock, all shares of Series A Preferred Stock converted into Common Stock, (ii) from the date of registration of transfer, all shares of Series A Preferred Stock held of record by the Corporation or any subsidiary of the Corporation and (iii) any and all shares of Series A Preferred Stock held (in escrow or otherwise) prior to delivery of such stock by the Corporation to the initial beneficial owners thereof.

            Section 12. Status of Acquired Shares. Shares of Series A Preferred Stock received upon redemption, purchase, conversion or otherwise acquired by the Corporation will be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class, and may thereafter be issued, but not as shares of Series A Preferred Stock.

            Section 13. Preemptive Rights. The Series A Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

            Section 14. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law , such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.


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

If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

            IN WITNESS WHEREOF, MonsterDaata.com, Inc. has caused this certificate to be signed on its behalf by James Garfinkel, its Chief Financial Officer, this 22nd day of October, 1999.

                                          MONSTERDAATA.COM, INC.


                                          By:  /s/ James Garfinkel
                                               ------------------------
                                               Name: James Garfinkel
                                               Title: Chief Financial Officer


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